HARTMARX REPORTS PROFITABLE FIRST QUARTER;
       CONTINUES TO ANTICIPATE SIGNIFICANT EARNINGS IMPROVEMENT FOR 2003

         CHICAGO, April 7, 2003 - - Hartmarx Corporation (NYSE: HMX) today reported operating results for its first quarter ended February 28, 2003. Sales were $131.8 million in 2003 compared to $139.4 million in 2002. Earnings before interest and taxes ("EBIT") improved to $4.5 million compared to $2.4 million in 2002. After consideration of interest expense, an $.8 million pre-tax refinancing charge in 2003 and income taxes, net earnings were $1.1 million or $.03 per share in 2003 compared to a loss of $1.1 million or $.03 per share in 2002.

         Homi B. Patel, president and chief executive officer of Hartmarx Corporation, commented, "We are pleased that we achieved first quarter profitability in a very difficult retail environment. Even after accounting for the $.8 million of financing expense in 2003 associated with the early retirement of $10.3 million of 12.5% senior unsecured notes, pre-tax earnings improved to $1.8 million compared to a loss of $1.8 million in last year's first quarter. Earnings of $.03 per diluted share in the current quarter, compared to a loss of $.03 last year, represents our third consecutive quarter of positive earnings. We anticipate that global uncertainties will continue to impact the retail environment negatively and that conditions will remain very challenging for the second quarter ending May 31, historically our weakest quarter. Nonetheless, we are focused on those areas we have control over and continue to anticipate improved operating margins and lower interest costs in every quarter, just as we had in the first quarter. We believe that we are on track to report a significant earnings improvement for the full year 2003," Mr. Patel concluded.

                FIRST QUARTER PRE-TAX IMPROVEMENT RESULTING FROM
            HIGHER GROSS MARGINS, LOWER EXPENSES AND INTEREST COSTS

         The increase in first quarter EBIT to $4.5 million from $2.4 million in 2002 reflected an improved gross margin rate of 29.5% compared to 26.9% in 2002. Selling, general and administrative expenses decreased $1.1 million on the lower sales. Interest expense declined to $1.9 million from $4.2 million in 2002 from reduced average borrowing levels and a lower effective interest rate which was favorably impacted by the August 2002 refinancing and subsequent repayments of high cost debt. Current period results also included the $.8 million pre-tax charge associated with the January, 2003 retirement of the remaining 12.5% senior unsecured notes, representing the non-cash write-off of unamortized debt discount and financing fees.

         At February 28, 2003, total debt was $138.8 million, $32.0 million lower than the year earlier period. The Company's interest rate under its current senior credit facility was approximately 3.9% compared to 6.7% in the year earlier period under its previous credit facility. The weighted average interest rate at February 28 on all borrowings was approximately 5.3% compared to 10.5% at the year earlier date.

         Hartmarx produces and markets business, casual and golf apparel under its own brands including Hart Schaffner & Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Riserva, Sansabelt, Barrie Pace and Hawksley & Wight. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Kenneth Cole, Burberrys men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, Evan-Picone, Pierre Cardin, Perry Ellis, KM by Krizia, and Daniel Hechter. The Company's broad range of distribution channels includes fine specialty and leading department stores, value- oriented retailers and direct mail catalogs.

         The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate, "believe," "continue" "estimate" "expect," "intend," "may" or "will" or the negatives thereof or other comparable terminology. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements as a result of certain factors, including those factors set forth in Hartmarx's filings with the Securities and Exchange Commission ("SEC"). The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company's periodic filings with the SEC for additional factors that may impact the Company's results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                        -- FINANCIAL SUMMARY FOLLOWS --

                              HARTMARX CORPORATION
                       --- UNAUDITED FINANCIAL SUMMARY --

                   (000'S OMITTED, EXCEPT PER SHARE AMOUNTS)

         STATEMENT OF EARNINGS                       THREE MONTHS ENDED FEBRUARY 28,

                                                          2003              2002
                                                     -------------     -------------
                                                                          Restated

         Net sales                                      $ 131,837        $ 139,381
         Licensing and other income                           448              809
                                                     --------------    -------------
                                                          132,285          140,190
                                                      -------------     ------------

         Cost of goods sold                                92,981          101,853
         Selling, general & administrative expenses        34,834           35,960
                                                      -------------     ------------
                                                          127,815          137,813
                                                      -------------     ------------

         Earnings before interest and taxes                 4,470            2,377
         Interest expense                                   1,910            4,170
         Refinancing expense                                  795                -
                                                      -------------     ------------
         Earnings (loss) before taxes                       1,765           (1,793)
         Tax (provision) benefit                             (695)             708
                                                      -------------     ------------
         Net earnings (loss)                              $ 1,070          $(1,085)
                                                     ==============    =============

         Earnings (loss) per share (basic and diluted)      $ .03           ($ .03)

         Average shares: Basic                             34,350           32,012
                         Diluted                           34,441           32,012


                                     * * *


                                                               FEBRUARY  28,

         CONDENSED BALANCE SHEET                          2003              2002
                                                     ---------------   ---------
                                                                          RESTATED

         Cash                                              $1,623           $3,054
         Accounts receivable, net                         133,305          142,883
         Inventories                                      120,888          128,290
         Other current assets                              17,891           26,970
                                                      -------------     ------------
                           Current Assets                 273,707          301,197
         Other assets, including goodwill                  29,968           29,824
         Deferred taxes                                    61,292           48,423
         Prepaid  and intangible pension asset             63,004           13,195
         Net fixed assets                                  31,315           35,052
                                                      -------------     ------------
                           Total                         $459,286         $427,691
                                                      =============     ============

         Accounts payable and accrued expenses            $70,609          $67,682
         Total debt                                       138,822          170,833
         Minimum pension liability                         69,473                -
         Shareholders' equity                             180,382          189,176
                                                      -------------     ------------

                           Total                         $459,286         $427,691
                                                      ============      ============

         Book value per share                               $5.24            $5.61
                                                            =====            =====


Financial information for 2002 presented in this release reflects the restatement resulting from the previously reported review of the accounting records at the Company's International Women's Apparel operating unit and the retroactive restatement of retained earnings relating to the reversal of reserves and valuation allowances established prior to 1999.

This information is preliminary and may be changed prior to filing Form 10-Q. No investment decisions should be based solely on this data.